For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA INC. REPORTS FIRST QUARTER 2014 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – May 8, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the first quarter ended March 31, 2014 and reviewed recent corporate progress.

Entertainment Gaming Asia’s first quarter of 2014 consolidated revenue was $4.9 million, a decrease of 29% compared to $6.9 million in the first quarter of 2013 due to declines in both the gaming operations and gaming products divisions.

Gaming operations revenue, which comprised slot and casino operations, was $4.1 million for the first quarter of 2014, down 25% from $5.5 million in the first quarter of 2013. The Company recorded $3.9 million in revenue from slot operations in the first quarter of 2014, down 12% from $4.4 million in the first quarter of 2013. The decline in slot operations revenue was primarily due to lower average daily net wins from NagaWorld and the Philippines. This decline was partially offset by incremental revenue from Dreamworld Poipet, which officially opened in May 2013, and improvement in average daily net wins from Thansur Bokor.

Casino operations, which comprised one property, Dreamworld Pailin, contributed $216,000 to total gaming operations revenue in the first quarter of 2014 compared to $1.1 million in the prior year period. The decline was due to the Company’s decision to stop using high-cost tour group promoters and to begin operating under a lower-cost leasing model for its table games during the third quarter of 2013.

Revenue from gaming products was $811,000 in the first quarter of 2014, a decrease of 43% compared to $1.4 million in the first quarter of 2013. The decrease was due to lower sales volumes from existing customers compared to the prior year period when the Company had a larger sales pipeline and had expedited orders ahead of the factory relocation from Australia to Hong Kong.

Entertainment Gaming Asia reported adjusted EBITDA of $862,000 in the first quarter of 2014 compared to $1.9 million in the prior year period.

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Entertainment Gaming Asia Reports Q4 2014 Results, 5/8/2014	page 2

The Company reported a net loss of $1.0 million, or $0.03 per share, on a weighted average diluted share count of approximately 30.1 million in the first quarter of 2014. This compared to a net loss of $2.5 million, or $0.08 per share, on a weighted average diluted share count of approximately 30.0 million for the first quarter of 2013. The first quarter of 2013 net loss included a $2.2 million net loss from discontinued operations related to the March 2013 sale of the portion of its subsidiary Dolphin Products Pty Limited business dedicated to the manufacture and sale of non-gaming plastic products. Excluding this, the Company reported a net loss from continuing operations of $329,000, or $0.01 per share, for the first quarter of 2013.

The increase in net loss from continuing operations was primarily the result of lower slot operations revenue, lower sales volumes for the gaming products division as well as slight foreign currency losses compared to gains in the prior year period. The increase in net loss from continuing operations was partially offset by a reduced operating loss for Dreamworld Pailin due to the Company’s decision to cease using high-cost tour promoters and transition these operations to a lower-cost leasing model for the table games, higher gross profit for the Company’s Philippine slot operations primarily due to an increase in fully depreciated gaming assets and lower operating expenses in the first quarter of 2014.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “The decrease in gaming operations revenue for the first quarter of 2014 was largely due to the decline in revenue from Dreamworld Pailin. While Dreamworld Pailin posted lower revenue, it also experienced reduced operating losses in the quarter. The decline in gaming operations revenue was also due to lower player traffic and average daily net wins in NagaWorld as a result of protests in Phnom Penh following the July 2013 elections and in the Philippines due to increased competition in the market.

“Our gaming operations benefited from incremental revenue from Dreamworld Poipet. While performance for this property was dampened due to the political unrest in Thailand, we continue to implement targeted marketing programs which have resulted in improvements in the quality of our player base.

“We are focused on improving the performance of our gaming operations despite the political tensions that impact certain of our markets. In April, our operations in NagaWorld achieved approximately $200 in average daily net wins. For gaming products, we are focused on enhancing production efficiencies and expect to achieve a normalized cost structure for this business this year. We have recently announced two meaningful new gaming chip and plaque orders in the Philippines for a combined total of over $4.0 million. We believe that this, along with normal reorders from existing customers, provide an attractive pipeline for this division for the second half of 2014.

“We remain committed to our gaming development strategy and are actively seeking new projects in Indo-China and other growing gaming markets in Asia that have the potential to drive meaningful long-term growth for the Company. We seek to leverage our established presence and relationships to capitalize on growth opportunities in our target markets.”

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Entertainment Gaming Asia Reports Q1 2014 Results, 5/8/2014	page 3

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, May 8, 2014, both of which are open to the general public. The conference call number is 800/761-5415 or 212/231-2926. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects and expectations for the Company’s gaming chips and plaques operations. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and implement successful marketing and promotional strategies at the Company’s gaming projects and identify and successfully develop additional projects, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques, adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q1 2014 Results, 5/8/2014	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2014	2013
Revenues:
Gaming operations, gross	$4,099	$5,492
Less: promotional allowances	—	—
Gaming operations, net	4,099	5,492
Gaming products	811	1,427
Total revenues	4,910	6,919
Operating costs and expenses:
Cost of gaming operations:
Gaming property and equipment depreciation	939	1,142
Casino contract amortization	610	620
Other gaming related intangibles amortization	63	63
Other operating costs	1,080	1,978
Cost of gaming products	1,488	1,496
Selling, general and administrative expenses	1,570	1,617
Stock-based compensation expenses	71	247
Product development expenses	54	120
Depreciation and amortization	50	30
Total operating costs and expenses	5,925	7,313

Loss from operations	(1,015)	(394)

Other (expenses)/income:
Interest expense and finance fees	(1)	(4)
Interest income	—	4
Foreign currency (losses)/gains	(7)	103
Other	8	3
Total other (expenses)/income	—	106

Loss from continuing operations before income tax	(1,015)	(288)

Income tax expenses	(15)	(41)
Net loss from continuing operations	(1,030)	(329)
Net loss from discontinued operations, net of tax	—	(2,178)

Net loss	$(1,030)	$(2,507)

Loss	$(0.03)	$(0.08)
Loss from continuing operations	$(0.03)	$(0.01)
Loss from discontinued operations, net of tax	$—	$(0.07)

Weighted average common shares outstanding
Basic	30,019	29,975
Diluted	30,019	29,975

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Entertainment Gaming Asia Reports Q1 2014 Results, 5/8/2014	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,302	$5,301
Accounts receivable, net	735	922
Amount due from related party	242	108
Other receivables	428	453
Inventories	1,962	1,663
Prepaid expenses and other current assets	458	443
Total current assets	8,127	8,890

Gaming equipment, net	7,594	8,171
Casino contracts	4,806	5,429
Property and equipment, net	8,217	7,857
Goodwill	348	353
Intangible assets, net	817	899
Contract amendment fees	207	234
Prepaids, deposits and other assets	2,391	1,797
Total assets	$32,507	$33,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$809	$840
Amount due to a related party	20	19
Accrued expenses	2,500	2,366
Customer deposits and other current liabilities	208	457
Total current liabilities	3,537	3,682

Other liabilities	763	742
Deferred tax liability	199	199
Total liabilities	4,499	4,623

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,102,162 and 30,024,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	33,228	33,156
Accumulated other comprehensive income	701	742
(Accumulated losses)/retained earnings	(5,952)	(4,922)
Total EGT stockholders’ equity	28,007	29,006
Non-controlling interest	1	1
Total stockholders’ equity	28,008	29,007
Total liabilities and stockholders’ equity	$32,507	$33,630

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Entertainment Gaming Asia Reports Q1 2014 Results, 5/8/2014	page 6

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Months Ended March 31,
(amounts in thousands)	2014	2013
Loss from continuing operations – GAAP basis	$(1,030)	$(329)
Interest expense and finance fees	1	4
Interest income	—	(4)
Income tax expenses	15	41
Depreciation and amortization	1,805	1,902
Stock-based compensation expenses	71	247
EBITDA, as adjusted from continuing operations	$862	$1,861

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q1 2014 Results, 5/8/2014	page 7

Slot Operations
Net Revenue to EGT (in millions)
	Q1:14	Q1:13	Y/Y ∆
Cambodia	$2.9	$3.2	-10%
Philippines	$0.7	$0.9	-22%
Service revenue(1)	$0.2	$0.2	NA
Consolidated	$3.9	$4.4	-12%
WUD(2)
	Q1:14	Q1:13	Y/Y ∆
Cambodia(3)	$117	$176	-34%
Philippines	$71	$86	-17%
Consolidated	$101	$139	-27%
EGM Seats in Operation
	3/31/14	3/31/13	Y/Y ∆
Cambodia	1,086	1,008	8%
Philippines	566	573	-1%
Consolidated	1,652	1,581	5%

(1) Service revenue represents a reimbursement of certain casino expenses, which for accounting purposes, is included in the revenue and grossed up in the costs of sales.

(2) Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. Had such applicable seats been included and all revenue recognized on an accrual basis for the above periods, it would not have had a material impact on the WUD for these periods.

(3) The decline in Cambodia WUD is due, in part, to the addition of approximately 300 EGM seats at Dreamworld Poipet, which have lower average net wins. Dreamworld Poipet officially opened in May 2013.

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